Exhibit 5.1
November 3, 2023

IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho 83702-5627

Ladies and Gentlemen:

I am Vice President and General Counsel of IDACORP, Inc., an Idaho corporation (the “Company”), and am acting as counsel to the Company in connection with the preparation and filing of an automatic shelf registration statement on Form S-3 (the “Registration Statement”), which the Company proposes to file on or about the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company of 300,000 shares of its common stock, without par value (the “Common Stock”), pursuant to the IDACORP, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement; (ii) the Articles of Incorporation, as amended, and Amended and Restated Bylaws of the Company; (iii) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement and the issuance and sale of the Common Stock pursuant to the Plan, and (iv) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof (items (i) through (iv) above collectively, the “Transaction Documents”). In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as copies, and the authenticity of the originals of such latter documents. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Transaction Documents. For purposes of this opinion, I also assume that the Company will have obtained any legally required consents, approvals, authorizations, and other orders of any regulatory authorities necessary to issue and sell the Common Stock pursuant to the Plan.

Based upon and subject to the foregoing, and subject to the further qualifications and limitations expressed below, I am of the opinion that the shares of the Common Stock that may be issued pursuant to the Plan will be validly issued, fully paid, and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act, (ii) such shares of the Common Stock shall have been issued, sold, and delivered pursuant to the terms of the Plan, including the due execution by the Company of any certificates representing such shares and the registration by its registrar of such shares, and (iii) the Company shall have received the consideration for such shares in accordance with the terms of the Plan.

My opinions expressed above are limited to the laws of the State of Idaho and the federal laws of the United States.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me, as counsel, contained under the heading “Legal Matters” in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Julia A. Hilton

Julia A. Hilton
Vice President and General Counsel